TAKE OWNERSHIP!
                     THE BANKAMERICA GLOBAL
                 ASSOCIATE STOCK OPTION PROGRAM



                   Effective October 1, 1998



                          Contents

                                                             Page

Article 1.  Establishment, Purpose, and Duration . . . . . . . .1
     1.1  Reorganization Agreement . . . . . . . . . . . . . . .1
     1.2  Establishment of the Plan. . . . . . . . . . . . . . .1
     1.3  Purpose of the Plan. . . . . . . . . . . . . . . . . .1
     1.4  Effective Date and Term of Plan. . . . . . . . . . . .1

Article 2.  Definitions. . . . . . . . . . . . . . . . . . . . .2
     2.1  Associate. . . . . . . . . . . . . . . . . . . . . . .2
     2.2  Award. . . . . . . . . . . . . . . . . . . . . . . . .2
     2.3  Beneficial Owner or Beneficial Ownership . . . . . . .2
     2.4  Board or Board of Directors. . . . . . . . . . . . . .2
     2.5  Change in Control. . . . . . . . . . . . . . . . . . .2
     2.6  Code . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.7  Company. . . . . . . . . . . . . . . . . . . . . . . .4
     2.8  Disability . . . . . . . . . . . . . . . . . . . . . .4
     2.9  Effective Date . . . . . . . . . . . . . . . . . . . .4
     2.10 Eligible Associate . . . . . . . . . . . . . . . . . .4
     2.11 Exchange Act . . . . . . . . . . . . . . . . . . . . .4
     2.12 Fair Market Value. . . . . . . . . . . . . . . . . . .4
     2.13 Grant Date . . . . . . . . . . . . . . . . . . . . . .4
     2.14 Option . . . . . . . . . . . . . . . . . . . . . . . .4
     2.15 Participant. . . . . . . . . . . . . . . . . . . . . .4
     2.16 Person . . . . . . . . . . . . . . . . . . . . . . . .5
     2.17 Plan . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.18 Plan Administrator . . . . . . . . . . . . . . . . . .5
     2.19 Retirement . . . . . . . . . . . . . . . . . . . . . .5
     2.20 Service Center . . . . . . . . . . . . . . . . . . . .5
     2.21 Shares . . . . . . . . . . . . . . . . . . . . . . . .5
     2.22 Stock Appreciation Right or SAR. . . . . . . . . . . .5
     2.23 Subsidiary . . . . . . . . . . . . . . . . . . . . . .5
     2.24 United States. . . . . . . . . . . . . . . . . . . . .5

Article 3.  Amendment and Administration . . . . . . . . . . . .6
     3.1  Amendment, Modification, and Termination . . . . . . .6
     3.2  Awards Previously Granted. . . . . . . . . . . . . . .6
     3.3  Plan Administrator . . . . . . . . . . . . . . . . . .6

Article 4.  Shares Subject to the Plan . . . . . . . . . . . . .7
     4.1  Number of Shares Available for Grants. . . . . . . . .7
     4.2  Lapsed Awards. . . . . . . . . . . . . . . . . . . . .7
     4.3  Adjustments in Authorized Shares . . . . . . . . . . .7
     4.4  Source of Shares . . . . . . . . . . . . . . . . . . .7

Article 5.  Award of Options . . . . . . . . . . . . . . . . . .8
     5.1  Award of Options on Grant Date . . . . . . . . . . . .8
     5.2  Eligible Associates. . . . . . . . . . . . . . . . . .8
     5.3  Number of Option Shares Awarded. . . . . . . . . . . .8
     5.4  Option Price . . . . . . . . . . . . . . . . . . . . .8
     5.5  Expiration Date of Option. . . . . . . . . . . . . . .9
     5.6  Option Vesting . . . . . . . . . . . . . . . . . . . .9
     5.7  Exercise after Termination or Death. . . . . . . . . 10
     5.8  Option Statements. . . . . . . . . . . . . . . . . . 11
     5.9  Exercise of Option . . . . . . . . . . . . . . . . . 11

Article 6.  Non-U.S. Associates. . . . . . . . . . . . . . . . 13
     6.1  Applicability. . . . . . . . . . . . . . . . . . . . 13
     6.2  Schedule of Countries Where Awards Are Feasible. . . 13
     6.3  Terms of Option and SAR. . . . . . . . . . . . . . . 13
     6.4  Stock Appreciation Rights. . . . . . . . . . . . . . 13
     6.5  Special Terms. . . . . . . . . . . . . . . . . . . . 13
     6.6  No Acquired Rights . . . . . . . . . . . . . . . . . 14

Article 7.  Other Provisions . . . . . . . . . . . . . . . . . 15
     7.1  Nontransferability of Awards . . . . . . . . . . . . 15
     7.2  Rights as a Shareholder. . . . . . . . . . . . . . . 15
     7.3  Employment . . . . . . . . . . . . . . . . . . . . . 15
     7.4  Withholding Taxes. . . . . . . . . . . . . . . . . . 15
     7.5  Indemnification. . . . . . . . . . . . . . . . . . . 15
     7.6  Successors . . . . . . . . . . . . . . . . . . . . . 15

Article 8.  Legal Construction . . . . . . . . . . . . . . . . 16
     8.1  Gender and Number. . . . . . . . . . . . . . . . . . 16
     8.2  Severability . . . . . . . . . . . . . . . . . . . . 16
     8.3  Requirements of Law. . . . . . . . . . . . . . . . . 16
     8.4  Governing Law. . . . . . . . . . . . . . . . . . . . 16
     8.5  Entire Plan. . . . . . . . . . . . . . . . . . . . . 16



                        TAKE OWNERSHIP!
                     THE BANKAMERICA GLOBAL
                 ASSOCIATE STOCK OPTION PROGRAM


Article 1.  Establishment, Purpose, and Duration

     1.1 Reorganization Agreement. NationsBank Corporation, a North Carolina corporation (the "Company"), entered into an Agreement and Plan of Reorganization with BankAmerica Corporation, a Delaware corporation ("BankAmerica"), dated April 10, 1998 (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, the Company was reincorporated as a Delaware corporation and, following such reincorporation, BankAmerica merged into the Company and the Company was renamed "BankAmerica Corporation." References in this document to the Company include the Delaware corporation resulting from the consummation of the transactions contemplated by the Reorganization Agreement.

     1.2 Establishment of the Plan. The Company hereby establishes Take Ownership! The BankAmerica Global Associate Stock Option Program (the "Plan"). The Plan provides for the grant of Options, and the grant of Stock Appreciation Rights in certain countries, to Eligible Associates of the Company and its Subsidiaries, as such terms are defined below.

     1.3 Purpose of the Plan. The purpose of the Plan is to advance the interests of the Company and its shareholders by giving substantially all Associates of the Company and its Subsidiaries a stake in the Company's future growth in order to further create a culture of ownership and excellence among all Associates which will foster teamwork and customer service.

     1.4 Effective Date and Term of Plan. The Plan shall be effective as of October 1, 1998 and Awards may be granted to Eligible Associates on and after that date. Unless the Board of Directors of the Company shall approve an extension or renewal of the Plan for such additional term as it may determine, no Awards shall be granted after September 30, 2001. However, all Awards granted under the Plan prior to such date shall remain in effect until such Awards shall have been satisfied, terminated, paid out, or expired, in accordance with the Plan and the terms of such Awards.

Article 2.  Definitions

     The following terms, when written with initial capital letters, will have the meanings stated below:

     2.1 "Associate" means a common law employee of the Company or any Subsidiary who is identified as an employee in the personnel records of such entity.

     2.2 "Award" means the grant of an Option or SAR under the Plan.

     2.3 "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General
Rules and Regulations under the Exchange Act.

     2.4 "Board" or "Board of Directors" means the Board of Directors of the Company.

     2.5 "Change in Control" of the Company means, and shall be deemed to have occurred upon, any of the following events:

          (a)  The acquisition by any Person of Beneficial
Ownership of twenty-five percent (25%) or more of either:

               (i)  The then-outstanding Shares (the "Outstanding
Shares"); or

               (ii) The combined voting power of the
then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding
Voting Securities");

PROVIDED, HOWEVER, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph
(a): (A) any acquisition directly from the Company, (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

          (b) Individuals who, as of the Effective Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a Director subsequent to the Effective Date and whose election, or whose nomination for election by the Company's shareholders, to the Board of Directors was either (i) approved by a vote of at least a majority of the Directors then comprising the Incumbent Board or (ii) recommended by a Nominating Committee comprised entirely of Directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

          (c) Approval by the Company's shareholders of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be (provided, however, that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners' ownership of Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned twenty-five percent (25%) or more of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

          (d) Approval by the Company's shareholders of a complete liquidation or dissolution of the Company.

               Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan as a result of the transactions contemplated by the Reorganization
Agreement referred to in Section 1.1.

     2.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

     2.7 "Company" means BankAmerica Corporation, a Delaware corporation (which is the resulting entity upon consummation of the transactions contemplated by the Reorganization Agreement referred to in Section 1.1), and any successor as provided in
Section 7.6. Prior to the Effective Date, Company means NationsBank Corporation, a North Carolina corporation and the Delaware corporation resulting from its reincorporation.

     2.8 "Disability" means (a) "disability" as defined from time to time under any long-term disability plan of the Company or Subsidiary or (b) the expiration of an extended medical absence under the medical separation policy of the Company or Subsidiary, to the extent such policy is applicable to the Participant under the personnel policy of the Participant's employer.

     2.9  "Effective Date" means October 1, 1998.

     2.10 "Eligible Associate" means, with respect to a particular Grant Date, an Associate described in Section 5.2.

     2.11 "Exchange Act" means the Securities Exchange Act of
1934, as amended from time to time, or any successor act thereto.

     2.12 "Fair Market Value" of a Share on any date means the closing price of a Share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no Shares were publicly traded on that day, the immediately preceding day that Shares were so traded) published in THE WALL STREET JOURNAL [EASTERN EDITION] or in any other publication selected by the Plan Administrator; PROVIDED, HOWEVER, that if the Shares are misquoted or omitted by the selected publication(s), the Plan Administrator shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources. If Shares shall not have been publicly traded for more than ten (10) days immediately preceding such date, then the Fair Market Value of a Share shall be determined by the Plan Administrator in such manner as it shall deem appropriate.

     2.13 "Grant Date" means (a) for Associates based in the United States, the first business day in January 1999, 2000, and 2001, unless the Plan Administrator, with the approval of the Chief Executive Officer of the Company, determines otherwise, and
(b) for Associates based outside the United States, each date selected from time to time by the Plan Administrator for the grant of Awards under the Plan.

     2.14 "Option" means an option granted to an Associate to purchase Shares as described in Article 5 of the Plan.

     2.15 "Participant" means an Associate or former Associate, or the legal representative or estate of an incapacitated or deceased Associate or former Associate, who has outstanding an Award granted under the Plan.

     2.16 "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section
13(d) thereof.

     2.17 "Plan" means the plan set forth in this document which, from and after the Effective Date, shall be known as Take
Ownership! The BankAmerica Global Associate Stock Option Program, as the same may be amended from time to time.

     2.18 "Plan Administrator" means the Principal Corporate
Personnel Officer of the Company and its Subsidiaries.

     2.19 "Retirement" means an Associate's termination of employment with the Company and its Subsidiaries at age 50 or later, provided the Associate satisfies (a) or (b) below:

          (a)  The Associate is based in the United States and
(i) qualifies at such time for post-retirement medical benefits under an employee benefit plan of the Associate's employer or
(ii) is employed by a Subsidiary which does not offer post-retirement medical benefits, or within an employment category which is not eligible for such benefits, but the Associate satisfies such age and service requirements as the Plan Administrator may, but need not, establish from time to time for purposes of this definition.

          (b) The Associate is based outside the United States and satisfies the retirement policy of the Associate's employer, if any, which is applicable to the Associate as determined by the Plan Administrator from time to time in his or her sole discretion.

     2.20 "Service Center" means the Take Ownership! Service
Center, which is a unit of the Company or Subsidiary or a third party designated by the Plan Administrator to provide day-to-day administrative and brokerage services for the Plan.

     2.21 "Shares" means the shares of common stock of the Company.

     2.22 "Stock Appreciation Right" or "SAR" means a stock appreciation right with respect to Shares as described in Article
6.

     2.23 "Subsidiary" means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than fifty percent (50%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Plan Administrator as a Subsidiary for purposes of the Plan.

     2.24 "United States" means the fifty (50) states, Guam,
Puerto Rico and the Virgin Islands.

Article 3.  Amendment and Administration

     3.1 Amendment, Modification, and Termination. The Company may, at any time and from time to time, alter, amend, suspend or terminate the Plan in any respect (except as provided in Section 3.2) by action of the Board or by an instrument in writing executed by the Plan Administrator. However, no such action by the Plan Administrator may (a) result in an Award being granted to an Associate who is then a member of the Policy Committee of the Company or classified as a salary band 1, 2 or 3 (or similar classification) Associate, (b) increase the number of shares reserved for issuance under Section 4.1, (c) materially increase the benefits conferred upon Eligible Associates under the Plan,
(d) suspend or terminate the Plan, or (e) cause an Award to be granted after September 30, 2001.

     3.2 Awards Previously Granted. No alteration, amendment, suspension or termination of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award. Notwithstanding the preceding sentence, the Company may alter or amend Section 5.6(d) prior to the date of a Change in Control.

     3.3 Plan Administrator. The Plan shall be administered by the Plan Administrator. Subject to the provisions of the Plan, the Plan Administrator shall have the power, authority, and sole discretion to construe, interpret and administer the Plan, including, without limitation, the power and authority to make factual determinations relating to Plan entitlements. The Plan Administrator may appoint such agents as he or she may deem necessary for the effective performance of the Plan Administrator's duties, and may delegate to such agents such powers and duties, whether ministerial or discretionary, as the Plan Administrator may deem appropriate. The decisions of the Plan Administrator upon all matters within the scope of his or her authority shall be conclusive and binding on all parties, except to the extent otherwise provided by law.

Article 4.  Shares Subject to the Plan

     4.1 Number of Shares Available for Awards. One hundred twenty million (120,000,000) Shares are reserved for issuance under the Plan.

     4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award under the Plan, unless provided otherwise under
Section 6.5 with respect to Awards made in a country outside the United States.

     4.3 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Plan Administrator, in his or her sole discretion to prevent dilution or enlargement of rights; provided, however, that the number of shares subject to any Award shall always be a whole number.

     4.4 Source of Shares. Shares delivered under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief
Financial Officer of the Company (or the Chief Financial
Officer's designee) from time to time.

Article 5.  Award of Options

     5.1 Award of Options on Grant Date. Each Eligible Associate shall be awarded an Option on each Grant Date, subject to the provisions of the Plan and such other terms and conditions as the Plan Administrator may determine, to purchase the number of Shares determined under Section 5.3.

     5.2  Eligible Associates. Each Associate employed by the
Company or any Subsidiary on a Grant Date who meets all of the following requirements shall be an Eligible Associate with respect to an Option granted on that Grant Date:

          (a)  The Associate is based within the United States.

          (b) The Associate has satisfied all minimum service requirements specified by the Plan Administrator.

          (c)  The Associate is not then a member of the Policy
Committee of the Company or classified as a salary band 1, 2 or 3
(or similar classification as determined by the Plan
Administrator) Associate.

          (d) The Associate is not employed within a Subsidiary, or unit or division of one or more Subsidiaries or is in a group or class of Associates which the Plan Administrator has determined to be ineligible for such Grant Date.

     5.3  Number of Option Shares Awarded. The Plan
Administrator, with the approval of the Chief Executive Officer of the Company, shall determine, for each Grant Date, the number of Shares which may be purchased under the Option granted to each Eligible Associate. The Plan Administrator may make such determination based on the salary band, grade or job classification of the Eligible Associate, or on such other factors as he or she deems appropriate.

     No Eligible Associate shall be granted more than one Option on a given Grant Date, regardless of whether on a Grant Date such Eligible Associate is employed in more than one capacity by the Company or any Subsidiary. Any change in an Eligible Associate's salary band, grade, job classification or other factor after a Grant Date shall not affect the Option granted to such Eligible Associate on such Grant Date or any rights thereunder except as provided in the following sentence or as otherwise expressly provided in the Plan. If an Eligible Associate has not been assigned a salary band, grade or job classification, or is in the process of changing his or her salary band, grade or job classification, the Plan Administrator shall have final authority to determine the appropriate salary band, grade or job classification applicable to the Associate for purposes of the Plan for the Grant Date.

     5.4 Option Price. The purchase price per Share that must be paid to the Company upon the exercise of an Option shall be one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of the Option.

     5.5 Expiration Date of Option. Each Option shall expire on the fifth anniversary of the Grant Date of the Option, or, in the event of the Participant's termination of employment with the Company and its Subsidiaries (including termination due to the Participant's Retirement or death), such earlier date as specified in this Article. The Company, the Plan Administrator and the Service Center shall have no obligation to notify a Participant or his or her estate or legal representative of the impending or actual expiration of an Option.

     5.6  Option Vesting.

          (a)  Vesting Schedule. Each Option granted to an
Associate shall become vested and exercisable as follows:

               (i)  One-fourth of the Shares subject to the
Option shall become vested and exercisable on the first anniversary of the Grant Date for the Option, provided the Associate remains in continuous employment with the Company and its Subsidiaries until that date.

               (ii) An additional one-fourth of the Shares subject to the Option shall become vested and exercisable on the second anniversary of the Grant Date for the Option, provided the Associate remains in continuous employment with the Company and its Subsidiaries until that date.

               (iii)     The remaining Shares subject to the
Option shall become vested and exercisable on the third anniversary of the Grant Date for the Option, provided the Associate remains in continuous employment with the Company and its Subsidiaries until that date.

          (b) Option Exercisable in Full Upon Termination Due to Retirement, Death or Disability. Each Option granted to an Associate shall become fully (100%) vested and exercisable upon the occurrence of any of the following events, provided the Option was granted one year (365 days) or more prior to the occurrence of the event:

               (i) The Associate's employment with the Company and its Subsidiaries ends as a result of the Associate's
Retirement.

               (ii) The Associate's employment with the Company and its Subsidiaries ends as a result of the Associate's death.

               (iii)     The Associate's employment with the
Company and its Subsidiaries ends as a result of the Associate's
Disability.

          (c) Option Exercisable in Part Upon Termination Due to Workforce Reduction, Realignment or Similar Measure or Divestiture. Each Option granted to an Associate shall become vested and exercisable to the extent provided below upon the occurrence of any of the following events, provided the Option was granted one year (365 days) or more prior to the occurrence of the event:

               (i) The Associate's employment with the Company and its Subsidiaries ends as a result of a workforce reduction, realignment or similar measure as determined by the Plan Administrator and (A) the Associate receives severance pay under the Associate Transition Program (or any successor program) upon termination of employment, or (B) if not eligible to receive such severance pay, the Associate is notified in writing by an authorized officer of the Company or Subsidiary that the termination is as a result of such action. Upon termination of an Associate's employment under the circumstances described in the preceding sentence, each Option shall become vested and exercisable to the extent the Option would have become vested and exercisable on the next anniversary of the Grant Date, had the Associate's employment continued until such date.

               (ii) The Associate's employment with the Company and its Subsidiaries ends as a result of a sale of assets or the stock of a Subsidiary as determined by the Plan Administrator, provided that the Associate is notified in writing by an authorized officer of the Company or Subsidiary that the termination is as a result of such sale. Upon termination of an Associate's employment under the circumstances described in the preceding sentence, each Option shall become vested and exercisable to the extent the Option would have become vested and exercisable on the next anniversary of the Grant Date, had the Associate's employment continued until such date.

          (d)  Option Exercisable in Full Upon Change in Control.
Each Option granted to an Associate shall become fully (100%) vested and exercisable upon the occurrence of a Change in Control.

          (e) Forfeiture. To the extent an Option is not vested under this Section 5.6, it shall be cancelled immediately upon the Associate's termination of employment with the Company and its Subsidiaries. Options previously vested under this Section
5.6 may be forfeited pursuant to the provisions of Section
5.7(d).

     5.7  Exercise after Termination or Death.

          (a) Exercise after Termination of Employment Other Than for Retirement, Death or Gross Misconduct. Upon termination of an Associate's employment with the Company and its Subsidiaries for any reason (including, without limitation, due to the Associate's Disability), other than termination on account of Retirement, death, or gross misconduct, each Option to the extent then vested and exercisable shall remain vested and exercisable for a period of ninety (90) calendar days following the last day of employment, but not to exceed the fifth anniversary of the Grant Date of the Option. The Option shall be cancelled immediately upon the expiration of such period.

          (b) Exercise After Retirement. Upon termination of an Associate's employment with the Company and its Subsidiaries due to the Associate's Retirement, each Option shall remain vested and exercisable for a period of one year (365 days) following the last day of employment, but not to exceed the fifth anniversary of the Grant Date of the Option. The Option shall be cancelled immediately upon the expiration of such period.

          (c) Exercise After Death. Upon termination of an Associate's employment with the Company and its Subsidiaries due to the Associate's death, each Option shall remain vested and exercisable for a period of one year (365 days) following the date of the Associate's death, but not to exceed the fifth anniversary of the Grant Date of the Option. The Option shall be cancelled immediately upon the expiration of such period.

          (d) Termination Involving Gross Misconduct. If an Associate is terminated by the Company or any Subsidiary for cause for gross misconduct as determined by the Plan Administrator, each Option granted to such Associate shall be immediately cancelled upon such termination of employment. Gross misconduct includes, but is not limited to, acts of dishonesty, such as theft, embezzlement, and falsification of the Company's or Subsidiary's records with intent to deceive; breach of trust; knowing violation of rules established by the Company or the Subsidiary; and any crime determined by the Company or the Subsidiary to result in termination of employment.

          (e) Effect of Return to Employment. If a Participant returns to employment with the Company or any Subsidiary during the applicable post-termination exercise period, then the Option shall continue to be exercisable to the extent vested at the beginning of such period, but the Option shall not thereafter be restored or further vest for any reason.

     5.8 Option Statements. Each grant of an Option shall be evidenced by an Option statement in such form as the Plan Administrator may from time to time determine. Each Option statement shall specify the number of Shares subject to the Option, the Option price and such other information as the Plan Administrator shall determine.

     5.9 Exercise of Option. A Participant may exercise some or all of the Shares then vested and exercisable under an Option. The Plan Administrator may establish procedures (including procedures restricting the frequency or method of exercise) governing the exercise of Options. In general, subject to such specific provisions, a Participant shall exercise an Option as follows:

          (a) Types of Exercise. The Participant shall submit an Option exercise request to the Service Center specifying the Option and number of Shares being exercised. The exercise request shall also specify which of the following types of exercise the Participant is making:

               (i)  A regular Option exercise.

               (ii) An Option exercise and sale of all Shares being purchased through the Option exercise.

               (iii)     An Option exercise and sale of
sufficient shares to cover the Option price (and applicable withholding taxes and transaction fees) of the Shares being purchased through the Option exercise, with the remainder of the Shares to be issued to the Participant.

          (b) Regular Option Exercise. If the Participant requests a regular Option exercise under (a)(i) above, the Participant shall deliver the full Option price in cash (together with an amount sufficient to pay applicable withholding taxes and any transaction fee) to the Service Center at the time of exercise. The Service Center shall immediately transfer such funds to the Company. As soon as practicable thereafter, the Shares shall be delivered to the Participant.

          (c) Option Exercise and Sale of Shares. If the Participant requests an Option exercise and sale of Shares under
(a)(ii) or (iii) above, the Service Center shall sell the applicable number of Shares as soon as practicable following receipt of such request and, upon settlement of the trade, transfer to the Company an amount equal to the Option price for the Shares being purchased through the Option exercise. As soon as practicable thereafter, the Shares or proceeds from the sale of Shares, as applicable (in either case less applicable withholding taxes and any transaction fees), shall be delivered to the Participant.

          (d) Restrictions on Exercise. The Plan Administrator may establish from time to time procedures for restricting the exercise of Awards on any given day as the result of excessive volume of exercise requests or any other problem in the established system for processing Award exercise requests.

Article 6.  Non-U.S. Associates

     6.1 Applicability. This Article shall apply to each Associate who would qualify as an Eligible Associate, except for the fact that the Associate does not meet the requirements of
Section 5.2(a).

     6.2 Schedule of Countries Where Awards Are Feasible. The Plan Administrator shall determine, in his or her sole discretion, whether it is feasible under local law, custom and practice to grant Awards under the Plan to Associates described in Section 6.1 in each country outside the United States on each Grant Date. The Plan Administrator shall approve a schedule specifying by country whether an Option or SAR is to be granted under this Article. The schedule may differentiate among categories of Associates (including international assignees) and locations within a country.

     6.3 Terms of Option and SAR. If the Plan Administrator has determined on the schedule described in Section 6.2 that it is feasible to grant an Option or SAR at a non-U.S. location for a Grant Date, each Associate under this Article specified in the schedule shall be granted an Option or SAR, as applicable, on such Grant Date. Each such Option shall be granted under and shall be subject to the terms in Article 5 as though the Associate were an Eligible Associate, except for such modifications or additional terms and conditions as the Plan Administrator deems appropriate under Section 6.5. Each SAR shall be subject to Section 6.4.

     6.4 Stock Appreciation Rights. An SAR shall confer on the holder a right to receive payment from the Company, upon exercise, equal to the product of (a) multiplied by (b) below:

          (a) The difference between the Fair Market Value of a Share on the date of exercise over the Fair Market Value of a Share on the Grant Date of the SAR.

          (b) The number of Shares with respect to which the SAR is exercised.

     SARs shall be settled in cash, unless the Plan Administrator determines that settlement should be in Shares. Each SAR shall be subject to Sections 5.5 through 5.8, as though the reference to the term "Option" in such section were a reference to the term "SAR," except for such modifications or additional terms and conditions as the Plan Administrator deems appropriate under
Section 6.5. The Participant shall exercise an SAR by submitting an SAR exercise request to the Service Center in the same manner as a request for an Option exercise and sale of all Shares being exercised.

     6.5 Special Terms. In order to facilitate the making of any Award under this Article, the Plan Administrator may provide for such modifications and additional terms and conditions ("special terms") in Awards to Participants who are employed by the Company or any Subsidiary outside the United States (or who are foreign nationals temporarily within the United States) as the Plan Administrator may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The special terms may provide that the grant of an Award is subject to (a) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (b) the execution by the Participant and return to the Service Center of a written instrument in the form specified by the Plan Administrator. In the event such conditions are not satisfied, the grant shall be void. The Plan Administrator may approve such appendices or supplements to or amendments, restatements, sub-plans, or alternative versions of the Plan as he or she may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose.

     6.6 No Acquired Rights. No individual in any country shall have any right to receive an Award, except as expressly provided for under the Plan. All Awards made at any time are subject to the prior approval of the Plan Administrator.

Article 7.  Other Provisions

     7.1 Nontransferability of Awards. No Award may be sold. transferred, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and any attempt to do so shall be void. Notwithstanding anything contained in the preceding sentence, the Company shall have the right to offset from the exercise of any Award any amounts due and owing from the Participant to the Company or any Subsidiary to the extent permitted by law.

     An Award granted to a Participant shall be exercisable during his or her lifetime only by such Participant or, in the event the Participant becomes legally incapacitated, the Participant's legal representative. After a Participant's death, an Award shall be exercisable by any person that may be empowered to do so under the deceased Participant's will, or if the Participant failed to make a testamentary disposition of the Award or shall die intestate, by such Participant's administrator or other legal representative with appropriate powers under applicable law.

     7.2 Rights as a Shareholder. A Participant granted an Award shall have no rights as a shareholder of the Company with respect to the Shares covered by such Award except to the extent that Shares are issued to the Participant upon the exercise of the Award.

     7.3 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company and its Subsidiaries to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

     For purposes of this Plan, a Participant's move between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. However, termination of employment shall be deemed to occur upon a change in ownership of the Participant's employer such that the Participant's employer ceases to be the Company or one of its Subsidiaries.

     7.4 Withholding Taxes. The Company shall have the right to deduct or withhold from the proceeds of any exercise of an Award, including the delivery of Shares, an amount sufficient to cover withholding required by law for any federal, state or local taxes (including, without limitation, social insurance or other payroll levies outside the United States) or to take such other action as may be necessary to satisfy any such withholding obligations. Where Shares are used to satisfy required tax withholding, such shares shall be valued at the Fair Market Value as of the exercise date of the applicable Award.

     7.5 Indemnification. Provisions for the indemnification of officers and directors of the Company and its Subsidiaries in connection with the administration of the Plan shall be as set forth in the Company's Certificate of Incorporation and Bylaws as in effect from time to time.

     7.6 Successors. All obligations of the Company under the Plan with respect to Awards granted shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 8.  Legal Construction

     8.1 Gender and Number. Unless the context plainly indicates otherwise, words in any gender include the other genders and the singular includes the plural and vice versa.

     8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     8.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     8.4 Governing Law. To the extent not preempted by Federal law, the Plan, and all Awards made under the Plan, shall be construed in accordance with and governed by the laws of the State of Delaware.

     8.5 Entire Plan. This document is a complete statement of the Plan. As of its Effective Date this document supersedes all prior plans, representations and proposals, written or oral, relating to the matters set forth herein. The Company shall not be bound by or liable to any person for any representation, promise or inducement made by any employee or agent of it which is not embodied in this document or in any authorized written amendment to the Plan.